EX-99.a.3
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF TRUST
OF
EMPOWERED FUNDS ETF TRUST

The undersigned hereby certifies as follows:

1.           The name of the statutory trust is Empowered Funds ETF Trust (the “Trust”).

2.           The amendment to the Certificate of Trust of the Trust set forth below (the “Amendment”) has been duly authorized by the Board of Trustees of the Trust.

Article I of the Certificate of Trust is hereby amended to read as follows:

The name of the statutory trust formed hereby is:

“ALPHA ARCHITECT ETF TRUST” (the “Trust”).

3.           This Certificate of Amendment to the Certificate of Trust of the Trust shall become effective upon filing with the Office of the Secretary of State of the State of Delaware.

4.           The Amendment is made pursuant to the authority granted to the Trustees of the Trust under Section 3810(b) of the Delaware Statutory Trust Act and pursuant to the authority set forth in the governing instrument of the Trust.

IN WITNESS WHEREOF, the undersigned, as the sole initial trustee of the Trust, has executed this Certificate of Amendment to the Certificate of Trust as of this 17th day of April, 2014.

/s/ Wesley R. Gray
Name: Wesley R. Gray
Title:   Trustee